Exhibit 99.1
Solar Power, Inc. Announces Record 2007 Third Quarter Revenues
Third Quarter and Recent Highlights:
•	Company began trading on the OTCBB under symbol SOPW

•	Year to date revenue from solar sales and installations totaled $10.6 million

•	Third quarter revenues increased 398% to $8.4 million and year to date revenues increased 359% to $13.4 million

•	Yes! Solar Solutions, a wholly-owned subsidiary of Solar Power Inc., launched its first retail outlet dedicated to providing photovoltaic and solar electric systems directly to customers

•	Completed several key hires in Shenzhen manufacturing facility
ROSEVILLE, Calif.—November 13, 2007 Solar Power, Inc. (SPI) (OTCBB:SOPW — News), a vertically integrated manufacturer of photovoltaic (PV) modules and marketer, designer and installer of PV solar electric systems for commercial, public and residential customers in the United States announced today financial results for the third quarter ended September 30, 2007.
Revenue for the third quarter was a record $8.4 million as compared to $1.7 million last year representing an increase of 398.0%. Net sales in the Company’s legacy cable, wire and mechanical assemblies segment decreased 2.6% to approximately $1.1 million primarily due to a year over year change in product mix. Net sales in the photovoltaic installation, integration and product sales segment increased to 1,123% to $7.3 million from $0.6 million last year as the Company actively began to expand solar sales. During the quarter the Company completed the installation of a 400 kW system for the Placer Detention Center, a 308 kW system for Raley’s Supermarkets and substantially completed a 100 kW system for Cox Communications service office. Commercial sales represented 87.3% of solar revenue with residential installations representing the balance.
“We are pleased with our year to date results and specifically the inflection point we reached during the third quarter as sales momentum continued to strengthen and we added customers who provide significant future growth opportunities for us. We have begun to build brand awareness in the market for our value proposition and portfolio of solar products while simultaneously creating a strong installation reference base of both larger and small-scale projects which we can capitalize on,” commented Mr. Stephen Kircher CEO of Solar Power, Inc. “During the third quarter, we opened our first Company owned Yes! Solar Solutions retail store, which is being utilized to inform, educate and sell solar systems and branded products to customers throughout the greater Sacramento region, while also serving as a model for future franchisees. By the end of this year we anticipate signing initial franchisee agreements as we look to leverage our manufacturing, product and sales/marketing value proposition to target other attractive markets, initially in California, which will help to considerably expand our geographic footprint, while also complementing our business model with higher margin, recurring revenue.”

Cost of goods sold during the third quarter were $7.7 million, and gross profit for the quarter was $0.6 million showing a gross margin of 7.6 percent. Gross margins for the quarter were anticipated to be lower than normal as the Company made a decision to competitively bid for projects with marquee’ customers in order to establish its brand name and position in the market, a factor which is not anticipated to be ongoing.
Operating expenses during the third quarter increased 124.1% to $2.0 million from $0.9 million in the same period last year. The increase in costs is primarily due to the increase in an expansion of the employee base, infrastructure costs and professional fees associated with the start-up of the photovoltaic solar business and stock compensation from the issuance of employee stock options.
Net loss for the three months ended September 30, 2007 was $1.4 million compared to $0.08 million for the same period last year. This resulted in a net loss per share of ($0.04) for the quarter ended September 30, 2007 compared to ($0.01) for the same period last year. Basic and diluted shares outstanding were 32.9 million and 14.0 million for the 2007 and 2006 third quarter net loss per share calculations, respectively.
For the first nine months of 2007 revenue was $13.4 million as compared to $2.9 million last year, an increase of 359.0%. Net sales in the cable, wire and mechanical assemblies segment increased 21.6 percent to $2.8 million with solar related sales totaling $10.6 million. Gross profit for the first nine months of 2007 was $1.8 million, an increase of 37.7 percent. Net loss for the period was $4.5 million with net loss per weighted average fully diluted share of ($0.14) as compared to $0.4 million and ($0.03), respectively, and was mainly impacted by the Company’s competitively bidding for projects with marquee customers in order to establish its brand name and position in the market
Cash and cash equivalents including restricted cash at the end of the quarter was $2.9 million. At the end of the third quarter 2007, the Company had $3.2 million in accounts receivable compared to $1.3 million at the end of 2006. Inventory at the end of the third quarter totaled $3.4 million. Included in current assets was $5.7 million of costs and estimated earnings in excess of billings for uncompleted solar contracts. Subsequent to the end of the third quarter the Company converted approximately $3.6 million of accounts receivable and costs and estimated earnings in excess of billings into cash. As of the end of the third quarter the Company had approximately $2.0 million in debt and capitalized leases. The Company is evaluating various capital strategies which will be used to fund future growth.
“The momentum in the solar industry is increasing as a result of the rising costs of traditional energy, government tax incentives and rebates, and increased support from both commercial and residential customers towards green alternatives, which are collectively making the decision to switch to solar even easier. We anticipate this value proposition to further resonate with potential customers as we guide them through the sales and installation process at our Company owned and franchise stores.

Teleconference Information:
Addition details surrounding the third quarter and year to date results will be provided in a conference call, which will take place at 4:30 p.m. EST on Tuesday November 13, 2007. Interested participants should call 866-328-4270 when calling within the United States or 480-293-1744 when calling internationally.
A playback will be available through November 20, 2007. To listen, please call 800-406-7325 within the United States or 303-590-3030 when calling internationally. Utilize the pass code 3803083 for the replay. This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00004820, or visiting www.solarpowerinc.net, or at ViaVid’s website at www.viavid.net, where the webcast can be accessed through December 13, 2007.
About Solar Power, Inc.:
Solar Power, Inc. (OTCBB:SOPW — News) operates its own ISO 9001 factory dedicated to manufacturing solar modules and related solar products. Through its wholly owned subsidiary Yes! Solar Solutions, Solar Power, Inc. offers the North American residential and small business market a complete solution through a single brand. Solar Power, Inc. provides turnkey design-build commercial and residential solar solutions through its Roseville, California headquarters and a growing national retail distribution network. The Solar Power, Inc. Web site can be visited at www.solarpowerinc.net.
Safe Harbor Statement:
The earnings release and conference call may contain certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. Solar Power, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Contact:
Solar Power, Inc.	or	HC International, Inc.
Mike Anderson, Vice President Marketing,		Matthew Hayden, President
916-746-0916		858-704-5065
Manderson@solarpowerinc.net		matt@haydenir.com

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except for share data)

September 30,
2007
(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$271
Accounts receivable, net of allowance for doubtful accounts of $48	3,175
Notes receivable	53
Costs and estimated earnings in excess of billings on uncompleted contracts	5,663
Inventories, net	3,446
Prepaid expenses and other current assets	1,026

Total current assets	13,633

Other non-current assets
Goodwill	435
Restricted cash	2,605
Property, plant and equipment at cost, net	1,914

Total assets	$18,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,425
Accrued liabilities	1,351
Income taxes payable	30
Billings in excess of costs and estimated earnings on uncompleted contracts	21
Provision for anticipated losses on contracts	14
Loans payable and capital lease obligations	1,245

Total current liabilities	8,086
Loans payable and capital lease obligations, net of current portion	741

Total liabilities	8,827

Commitments and contingencies	—

Stockholders’ equity
Preferred stock, par $0.0001, 20,000,000 shares authorized, none issued and outstanding at September 30, 2007	—
Common stock, par $0.0001, 100,000,000 shares authorized 33,009,352 shares issued and outstanding at September 30, 2007	3
Additional paid in capital	16,469
Accumulated deficit	(6,711)

Total stockholders’ equity	9,761

Total liabilities and stockholders’ equity	$18,588

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except for share data)

	For the Nine Months Ended		For the Three Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Sales	$13,421	$2,924	$8,370	$1,682
Cost of goods sold	11,660	1,645	7,736	776

Gross profit	1,761	1,279	634	906

Operating expenses:
General and administrative	4,694	1,233	1,689	690
Sales, marketing and customer service	1,710	366	357	223

	6,404	1,599	2,046	913

Loss from operations	(4,643)	(320)	(1,412)	(7)

Other income (expense):
Interest income (expense)	178	(21)	(13)	(11)
Other income, net	—	4	—	—

Loss before income taxes	(4,465)	(337)	(1,425)	(18)

Income tax expense	2	59	—	59

Net loss	$(4,467)	$(396)	$(1,425)	$(77)

Net loss per common share
Basic and diluted	$(0.14)	$(0.03)	$(0.04)	$(0.01)

Weighted average number of common shares used in computing per share amounts	32,696,227	14,000,000	32,930,303	14,000,000